Exhibit 99.1     Press release of Alcan Inc., dated October 30, 2006.

Press Release

FOR IMMEDIATE RELEASE

ALCAN ANNOUNCES TWO KEY APPOINTMENTS

TO EXECUTIVE MANAGEMENT TEAM

  Michel Jacques appointed President and CEO, Alcan Primary Metal Group

  Christel Bories appointed President and CEO, Alcan Engineered Products

Montreal, Canada - October 30, 2006 - Alcan announces two key appointments to its executive management team following last week's announcement of Cynthia Carroll's upcoming departure as President and Chief Executive Officer (CEO) of the Company's Primary Metal Group.

The following appointments are effective December 1, 2006:

  Michel Jacques, 54, currently President and CEO, Alcan Engineered Products, is appointed President and CEO, Alcan Primary Metal Group. Mr. Jacques remains a Senior Vice President of Alcan Inc. and will relocate to Montreal, Canada, where the business is headquartered.

  Christel Bories, 42, presently President and CEO, Alcan Packaging, is appointed President and CEO, Alcan Engineered Products. Ms. Bories remains a Senior Vice President of Alcan Inc. and will continue to be based in Paris, France, where the business is headquartered. A new President and CEO for the Packaging Business Group will be named in the near future.

"The appointments of Michel and Christel illustrate the depth of Alcan's management talent and the effectiveness of Alcan's succession planning process. With these appointments, I am confident that Alcan will not only maintain continuity in its business strategies, but will be capable of accelerating its ongoing execution on all fronts, " said Dick Evans, President and CEO, Alcan Inc. "The Alcan Board has unanimously and enthusiastically approved these appointments, and I am convinced that both Michel and Christel will be exceptional leaders in their new responsibilities."

Commenting on his appointment, Mr. Jacques said, " I look forward to leading the Primary Metal Group during the significant period ahead. From our current smelter projects in Oman and British Columbia through to the potential expansion of ISAL in Iceland and possible construction of the Coega smelter in South Africa, we will continue to focus on developing low operating cost assets within the first quartile of the industry cost curve. I can think of no company with a better pipeline or stronger base to build on, including the leading power and technology positions in the business, and a very talented and committed team."

Ms. Bories said, "This is an exciting move - one that will allow me to build on my experience to gain an even broader view and contribute to the entire Alcan portfolio. Alcan Engineered Products, like Alcan Packaging, is focused on innovation, customer relationships, and expansion into developing regions. As such, I look forward to working with a talented, dedicated and customer-oriented team, and applying my experience to further developing Engineered Products' capabilities and its position as a leading provider of advanced aluminum and composite solutions."

Including the above-mentioned appointees, Alcan's Executive Committee continues to comprise five senior functional executives and the four Business Group Presidents, all reporting to Dick Evans:

Michael Hanley, 41, continues as Executive Vice President and Chief Financial Officer, Alcan Inc.

David McAusland, 52, continues as Executive Vice President, Corporate Development and Chief Legal Officer, Alcan Inc.

Daniel Gagnier, 60, continues as Senior Vice President, Corporate and External Affairs, Alcan Inc.

Jean-Christophe Deslarzes, 42, continues as Senior Vice President, Human Resources, Alcan Inc.

Gaston Ouellet, 64, continues as Senior Vice President, Alcan Inc., and President, Alcan France.

Jacynthe Côté, 48, continues as Senior Vice President, Alcan Inc., and President and CEO, Alcan Bauxite and Alumina.

Alcan Inc. (NYSE, TSX: AL) is a leading global materials company, delivering high quality products and services worldwide. With world-class technology and operations in bauxite mining, alumina processing, primary metal smelting, power generation, aluminum fabrication, engineered solutions as well as flexible and specialty packaging, today's Alcan is well positioned to meet and exceed its customers' needs. Alcan is represented by 65,000 employees in 61 countries and regions, and posted revenues of US$20.3 billion in 2005. The Company has featured on the Dow Jones Sustainability World Index consecutively since 2003. For more information, please visit: www.alcan.com.

(Note to editors - Biographical details on Michel Jacques and Christel Bories, as well as an executive organizational chart, are available at www.alcan.com)

Media Contact: Anik Michaud Tel.: +1-514-848-8151 media.relations@alcan.com	Investor Contact: Corey Copeland Tel.: +1-514-848-8368 investor.relations@alcan.com